               Telephone Voting Instructions

                       1.800.597.7836

Vote your OppenheimerFunds  proxy over the phone Voting your proxy is important.
And now OppenheimerFunds has made it easy. Vote at your convenience,  24 hours a day, and save postage costs,  ultimately reducing fund expenses. Read your Proxy
Card carefully. To exercise your proxy, just follow these simple steps:

1.    Call the toll free number: 1.800.597.7836.

2.    Enter the 14-digit Control Number, located on your
      Proxy Card.

3.    Follow the voice instructions.

If vote by phone, please do not mail your Proxy Card.